Exhibit 10(j)

[TENET LETTERHEAD]

December 15, 2011

[Address Omitted]

Dear Britt:

I am pleased to offer you the position of President-Hospital Operations with Tenet Employment, Inc. (herein referred to as “Tenet”) located in Dallas, Texas.  This position will be reporting to Trevor Fetter, President and Chief Executive Officer.  All offers are contingent upon satisfactory completion of a pre-work drug screen, background investigation and reference checks.  The following are the terms and conditions of your employment with the company.

1.              Start Date:  You will assume your role of President-Hospital Operations on January 3, 2012.  However you will be placed on payroll as a Tenet employee on December 19, 2011.  The period between the date you are employed with Tenet and the date you assume your role will be used for personal transition activities (“transition period”).  During this transition period, you will only receive base compensation and benefits.  Other compensation will commence on January 3, 2012.

2.              Compensation and Benefits: You will be entitled to compensation and benefits as follows:

A.                                    Base Compensation: Your base compensation will be an annual exempt rate of $650,000.00, payable bi-weekly.

B.                                    Benefits: You are eligible to receive all standard employee benefits in accordance with Tenet plans.

C.                                    Annual Incentive Plan:  Your position is eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan.  Your target award is 95% of your base salary.  Participation in the AIP does not guarantee that an award will be made.

D.                                    Manager’s Plan: You are eligible to participate in the company’s paid time off plan (the “MTO Plan”) according to your tenure with the company.

E.                                     Long Term Incentives:  As President-Hospital Operations, you will be eligible for future long-term incentives, which are typically awarded annually and based on the guidelines established by the Compensation Committee.  In the recent past, long-term incentives for senior officers have been a combination of equity and cash grants.  In addition, you will be granted 225,000 fully vested, non-qualified restricted stock units, which will be granted on the last business day of the month you assume the role of President-Hospital Operations.  If you voluntarily terminate your employment, alter your full time status, or are terminated for cause within three years of your start date, the grant will be subject to reimbursement based on the following schedule:

•Termination within less than one year	– 100%
•Termination between one and two years	– 66%
•Termination between two and three years	– 33%

If reimbursement is required, you will be advised in writing of the exact amount and form of reimbursement, which will be due within 90 days of your last day worked.

F.                                      Sign-On Bonus:  You will receive a fully taxable sign-on bonus in the amount of $462,000.00.  Your bonus will be paid with your first paycheck after you assume your role as President-Hospital Operations.  If you voluntarily terminate your employment, alter your full time status, or are terminated for cause within two years of your start date, you will be required to reimburse Tenet for all monies paid to you or on your behalf.  The amount due is based on the following schedule:

•Termination within less than one year	– 100%
•Termination between one and two years	– 50%

G.                                    Relocation:  Tenet’s goal is to make your relocation process as smooth as possible.  Therefore, it is very important that you first contact Shelley Giles, Tenet’s Relocation Director, at 469-893-6131, to initiate your relocation benefits, prior to any relocation activities, e.g. marketing and/or selling your home.

An itemized list of your relocation benefits is attached. After review, please initial these pages and return with your signed offer letter.  If you voluntarily terminate your employment, alter your full time status, or are terminated for cause within two years of your start date in the new location all monies paid to you or on your behalf are subject to reimbursement based on the following schedule:

•Termination within less than one year	– 100%
•Termination between one and two years	– 50%

If payback is required, you will be advised in writing of the exact amount and payment will be due and payable within 90 days of your last day worked.

H.                                   Executive Severance Plan:  You will be eligible to participate in the Executive Severance Plan effective as of start of employment on December 19, 2011, which will provide you with certain severance benefits in the event of a Qualifying Termination as defined in the plan.  Participation will require execution of a Tenet Executive Severance Plan Agreement.  You will receive a separate communication containing more details about the plan, your participation in the plan and an agreement which you will need to sign, from the Executive Compensation Department following your employment date with Tenet.

I.                                        Supplemental Executive Retirement Plan:  You will be named to the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits.  Details of that plan will be provided under separate cover.

3.                                      Employment Status: Your employment with Tenet will be on an at-will basis, which means that either you or the company may terminate the employment relationship, with or without notice and with or without cause at any time. As used in this letter, the term “cause” shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of Tenet’s Human Resources or other Policies, or any material breach of this letter.

4.                                      Compliance with Tenet Policies, Rules and Regulations: By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

A.                                         Ethics & Compliance:  All Tenet employees are required to attend Ethics & Compliance classes within established Tenet policy guidelines, as well as a refresher course every year.  Please contact your Human Resources representative for more information or access the company intranet site (www.eTenet.com) for additional information.

5.                                      Standards of Conduct:  As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

6.                                      Conflict Resolution: As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment with Tenet.

7.                                      Orientation/Onboarding: Sherri Moore, Director of Human Resources, will be in touch with you soon regarding onboarding at Tenet. On your first day you will need to bring two original forms of identification to complete the I-9 form.

8.                                      Executive Orientation: Trevor Fetter and his Senior Leadership team host Executive Orientation meetings at the corporate office in Dallas, Texas.  This two-day program is designed to acquaint you with your executive leadership and Tenet’s national strategies.  As a new leader within Tenet, you will be required to attend the next Executive Orientation session, at a date to be determined.

If you accept this offer, please sign and date the original of this letter and return it to Sherri Moore in the Corporate Human Resources Department by December 19, 2011.  A copy of this letter is enclosed for your records. Thank you.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
SVP, Human Resources

Acknowledged and accepted:

/s/ Britt T. Reynolds	Date:	12/17, 2011
Signature